EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Wednesday, April 24, 2019


CHICAGO, ILLINOIS - April 24, 2019 - Ellen R. Gordon, Chairman, Tootsie
Roll Industries, Inc. reported first quarter 2019 net sales and net earnings.

First quarter 2019 net sales were $101,019,000 compared to $100,859,000 in first quarter 2018, an increase of $160,000. First quarter 2019 net earnings were $8,955,000 compared to $8,125,000 in first quarter 2018, an increase of $830,000 or 10%, and net earnings per share were $.14 and $.12 in first quarter 2019 and 2018, respectively, an increase of $.02 per share.

Mrs. Gordon said, "First quarter 2019 results benefited from higher price realization which allowed the Company to recoup increases in certain costs and expenses and recover some product margin decline. Favorable foreign exchange also contributed to improved results in first quarter 2019 compared to first quarter 2018, however, a stronger U.S. dollar and the related translation of foreign sales had some adverse effects on reported sales in first quarter 2019 compared to first quarter 2018. The Company has continued to experience increases in freight and delivery which adversely affected first quarter 2019 results. These higher freight and delivery costs reflect the ongoing imbalance between supply and demand for over-the-road truck delivery.

The Company is continuing its investments in its plant manufacturing operations to meet new consumer and customer demands, achieve quality improvements, and increase operational efficiencies. Plant efficiencies driven by capital investments and ongoing cost containment programs contributed to the improved results discussed above. The prior year 2018 results were adversely affected by the implementation and start-up of new manufacturing packaging lines and resulting operational inefficiencies as well as unfavorable experience from our self-insurance programs.

The Company's effective income tax rate was 24.3% in first quarter 2019 compared to 21.8% in first quarter 2018 which principally reflects more favorable foreign income tax expense in the prior year first quarter 2018 when compared to first quarter 2019. Earnings per share benefited from stock purchases in the open market resulting in fewer shares outstanding in first quarter 2019."

















                     TOOTSIE ROLL INDUSTRIES, INC.
                CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                   MARCH 31, 2019 & MARCH 31, 2018

			                 FIRST QUARTER ENDED
			             2019		   2018

Net Product Sales		$ 101,019,000         $ 100,859,000

Net Earnings			$   8,955,000         $   8,125,000

Net Earnings Per Share   *	      $ .14		   $ .12

Average Shares Outstanding *	   65,872,000	         66,349,000




  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2019 and April 6, 2018.